APOLLO ENDOSURGERY 2019 CORPORATE BONUS PLAN

PURPOSE OF THE PLAN
The Apollo Endosurgery Bonus Plan (the “Plan”) is designed to reward eligible employees for their contributions toward the successful accomplishment of specific financial and strategic business objectives, and individual performance for the fiscal year 2019, commencing January 1, 2019 and ending December 31, 2019 (the "Plan Year").
ELIGIBILITY
All part-time and full-time employees throughout the world, including Company executives are eligible to participate in the Plan; provided that each such participant has been hired on or before October 1st of each year and is not otherwise eligible for participation in a sales commission plan.
PERFORMANCE
Bonus amounts are determined based on both corporate performance and individual performance in relation to pre-established objectives corresponding to corporate performance and individual performance metrics.
Corporate Performance
Corporate performance will be measured based on financial objectives approved by the Company's Board of Directors (the "Board").

Individual Performance
Individual Performance will be measured based on the achievement of objectives and goals prepared by each Participant and his or her manager and documented on an Individual Performance Plan. Objectives and goals are established at the beginning of each Plan Year, but may be modified throughout the Plan Year as necessary or appropriate, with management approval. Objectives and goals will be expressed as specific, quantifiable measures of performance in relation to key operating decisions for the Participant’s department. While Individual Performance is normally based on the manager’s rating, the individual manager rating may be subject to override by the Chief Executive Officer.
BONUS POOL CALCULATION AND ALLOCATIONS
The Plan will have two bonus pools - a Corporate pool (the “Corporate Component”) and an Individual pool (the “Individual Component”).
The bonus pools will have the following levels of achievement:

•	Individual Threshold - solely determined at the discretion of the Board upon their end of year review of the overall Company’s financial condition and operating performance.

•	Corporate Component Threshold - minimum Company financial performance required before any bonuses will be paid as a Corporate Component bonus.

•	Target - financial performance required before the corporate component is eligible to be paid at 100%.

The key financial or operational targets of the Company form the basis for the Corporate Component, which is reviewed and set annually. Exceptions to this and modifications to this Bonus Plan can be made at any time at the board’s sole discretion.
At Target, the Corporate Component of the bonus pool is 100% as is the Individual Component (which is based on a Participant's manager's rating, which is subject to adjustment). The Corporate Component and the Individual Component form the individual’s aggregate bonus amount for the Plan Year.

A multiplier will be applied for performance between the Corporate Threshold and Target to determine the percentage of the bonus pool, as well as performance that is above Target, if any. The minimum percentage applicable to the Corporate Component bonus pool is 40%; there is no pre-established maximum funding limit for over achieving Target.
Plan Year Corporate Component Weightings

•	50% weighting. Target achievement of 2019 Endo product revenues

•	30% weighting. Target achievement of 2019 Endo gross margin

•	20% weighting. Target achievement of 2019 operating expenses

BONUS POOL ADJUSTMENTS AND DIFFERENTIATION BY DEPARTMENT
The bonus pool may be allocated to the business units/function level by the Company’s Chief Executive Officer based on such matters as he may determine to be appropriate, including but not limited to operating income results vs. budget, performance in relation to pre-established objectives and other financial results. For example, a business unit or department that exceeds its goals may receive a greater share of the total bonus pool than a business unit that under performs.
At the end of the Plan Year, the Company’s Chief Executive Officer may recommend adjustments to the Corporate Component and Individual Component to the Board after consideration of key operating results. When calculating the Corporate Component, the Board has sole discretion to consider such matters as it determines to be appropriate, including any or all of the following:

•	Extraordinary financial or corporate transactions that may occur during the plan year

•	Effects of accounting changes

•	Expenses for productivity initiatives

•	Other non-operating items

•	Integration activities or expense

•	Performance in relation to pre-established objectives

•	Any other items of significant income or expense which are determined to be appropriate adjustments

Individual Bonus Calculation
Target bonus awards will be expressed as a percentage of the employee’s eligible base earnings for the Plan Year. Eligible earnings are defined as regular earnings paid during the year, holiday, vacation, and personal leave time. The target percentages will vary by position level. A participant’s actual bonus award may vary above or below the targeted level based on corporate performance, the overall performance of his or her business unit relative to the overall performance of the Company, and the participant’s performance in relation to his or her pre-determined individual objectives.
Payment of the Bonus

Any bonuses payable under the Plan will be paid not later than March 31, 2020. A Participant is required to be employed by the Company on the date any bonus is paid.

General Provisions

Tax Withholding. The Company will withhold all applicable taxes from any Actual Award, including any federal, state, and local taxes (including, but not limited to, the Participant's FICA and SDI obligations).

No Effect on Employment or Service. Nothing in the Plan will interfere with or limit in any way the right of the Company to terminate any Participant's employment or service at any time, with or without cause. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during a Performance Period such exercise occurs, to terminate any individual's employment with or without cause, and to treat him or her without regard to the effect that such treatment might have upon him or her as a Participant.

Participation. No employee will have the right to be selected to receive a bonus under this Plan, or, having been so selected, to be selected to receive a future bonus.

Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

Nontransferability. No bonus granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution. All rights with respect to an award granted to a Participant will be available during his or her lifetime only to the Participant.

Amendment, Suspension, or Termination. The Board, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension, or termination of the Plan will not, without the consent of the Participant, alter or impair any rights or obligations under any bonus theretofore earned by such Participant. No award may be granted during any period of suspension or after termination of the Plan.

Bonus Plan. The Plan is intended to be a "bonus program" as defined under the U.S. Department of Labor regulation 2510.3-2(c) and will be construed and administered in accordance with such intention.

APOLLO ENDOSURGERY 2019 CORPORATE BONUS PLAN

Position Level	Corporate Component Percentage	Individual Component Percentage
CEO	100%	Board Discretion
C-Level and VPs	80%	20%
Directors, GMs, and Sr. Managers	50%	50%
Managers and Professional Level (Exempt)	25%	75%
Hourly	0%	100%